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                                                                    EXHIBIT 99.1


                                                                   [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


                   TESORO PETROLEUM SIGNS DEFINITIVE AGREEMENT
                TO SELL PRODUCT PIPELINE FOR $110 MILLION IN CASH


         SAN ANTONIO - AUGUST 26, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced that the company has signed an Asset Purchase Agreement with Williams Energy Partners L.P. (NYSE: WEG) to sell its Northern Great Plains Products System for $110 million in cash. The system includes a product pipeline from Mandan, N.D., to Minneapolis and terminals in Jamestown and Moorhead, North Dakota, Sauk Centre and Roseville (Twin Cities), Minnesota. The transaction will require regulatory approval and is expected to close in mid-October.

         The purchase agreement excludes Tesoro's Mandan refinery and terminal, a crude-gathering system in western North Dakota and a network of retail outlets.

         "We believe the sale of these assets will enhance our ability to access new customers and markets by providing increased logistics flexibility which will permit us to capture new synergies," said Bruce A. Smith, Chairman, President and CEO of Tesoro. "The sale to Williams Energy Partners L.P. gives our shareholders two benefits; first, we will be able to improve Mandan's flexibility and second, the sale demonstrates our commitment to our stated goal to reduce debt by raising $200 million this year by selling assets," added Smith.



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Tesoro Signs Definitive Agreement


         Proceeds from the sale will be used to pay down a portion of the company's bank debt and for general corporate purposes. The company estimates the earnings before interest, taxes, depreciation and amortization from the asset sold to be in the range of $12-13 million annually before synergies.

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's growing retail-marketing system includes nearly 750 branded retail stations, of which over 290 are company owned under the Tesoro(R) and Mirastar(R) brands.

         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations with respect to our debt reduction goals and expected benefits from the sale of the Northern Great Plains Product System. For more information concerning factors that could cause actual results to differ from expectations, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.

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